UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
2200-1055 West Hastings Street
Vancouver, British Columbia V7J 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code) (604) 721-0719
__________________NO CHANGE__________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
     In mid-2005, Lions Gate Entertainment Corp. (“Lionsgate”) acquired the shares of Image Entertainment, Inc. (“Image”) totaling approximately 19% of Image in connection with its objective of pursuing a negotiated strategic transaction with Image to acquire 100% of Image’s outstanding common stock.
     In October 2005, Lionsgate proposed, on a non-binding basis, subject to the completion of due diligence and the negotiation and execution of definitive agreements, to effect a merger transaction pursuant to which Image stockholders would receive $4.00 in cash per share. On October 31, 2005, the Special Committee of the Board of Directors of Image rejected Lionsgate’s proposal and terminated the diligence period under the confidentiality agreement previously entered into between the parties.
     Lionsgate is currently Image’s second largest stockholder. Lionsgate has been considering all of its options with respect to its investment in Image. Lionsgate believes Image’s current Board is not acting in the best interests of Image and its stockholders as evidenced by the Board’s refusal to explore strategic alternatives to maximize stockholder value, including the sale of Image. In light of Image’s stock trading significantly below the price per share offered in 2005 by Lionsgate and for other operational reasons, Lionsgate has lost confidence in the current Board’s ability and/or desire to maximize stockholder value.
     Accordingly, Lionsgate is contemplating nominating a slate of directors for Image’s 2006 annual meeting of stockholders (the “2006 Annual Meeting”). In order to have certainty as to the number of directors standing for election at that meeting, on March 14, 2006, Lionsgate filed a complaint in the Court of Chancery of the State of Delaware in and for New Castle County seeking declaratory relief that Image’s bylaws provide that Image’s board of directors only becomes classified in connection with the 2006 Annual Meeting, such that all of Image’s director seats are up for election at the 2006 Annual Meeting and all of Image’s incumbent directors must stand for re-election at the 2006 Annual Meeting. Lionsgate also seeks a declaration establishing the correct time period during which advance notice must be given of a stockholder's intent to nominate candidates for director. Lionsgate is also seeking injunctive relief barring Image from enforcing its bylaws in any manner that would result in less than all of Image’s directors standing for election at the 2006 Annual Meeting and from contending that its certificate of incorporation and bylaws that were submitted to the stockholders for adoption as part of Image’s proposal to reincorporate to Delaware in 2005 (the “Reincorporation Documents”) contain any provisions other than what were in the Reincorporation Documents.
     Lionsgate will continue to exercise any and all of its rights as a stockholder of Image in a manner consistent with its equity interests and its investment objectives. Lionsgate may from time-to-time (a) acquire additional shares of Image common stock (subject to availability at prices deemed favorable) in the open market, in privately negotiated transactions or otherwise, or (b) dispose of shares of Image common stock at prices deemed favorable in the open market, in privately negotiated transactions or otherwise. Lionsgate reserves the right to formulate other plans and/or make other proposals, and take such actions with respect to shares of Image common stock beneficially owned by Lionsgate.
     Lionsgate reserves the right to change its plans or intentions and to take any and all actions that it may deem appropriate to maximize the value of its investment in Image in light of market conditions, subsequent developments affecting Image and the general business and future prospects of Image.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 16, 2006

By:	/s/ James Keegan
	Name:	James Keegan
	Title:	Chief Financial Officer